As filed with the Securities and Exchange Commission on February 19, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DT Midstream, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	38-2663964
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

500 Woodward Ave., Suite 2900
Detroit, Michigan  48226-1279
(Address of Registrant’s Principal Executive Offices, including Zip Code)

DT Midstream, Inc. Long-Term Incentive Plan
(Full Title of the Plan)

Wendy Ellis
Executive Vice President, General Counsel, and Corporate Secretary
DT Midstream, Inc.
500 Woodward Ave., Suite 2900
Detroit, Michigan  48226-1279
(313) 402-8532
(Name, Address, Telephone Number, including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer,  a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer	☐
Non-accelerated filer ☐	Smaller reporting company	☐
	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement registers an additional 3,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of DT Midstream, Inc. (the “Company” or the “Registrant”), for issuance pursuant to awards under the Company’s Long-Term Incentive Plan (the “Incentive Plan”).

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of this Registration Statement are not filed as part of this Registration Statement in accordance with the Note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, previously filed by the Company with the Securities and Exchange Commission (“SEC”), are hereby incorporated by reference in this Registration Statement:

(a)  the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 19, 2026 (the “Annual Report”);

(b) the Company’s Current Report on Form 8-K filed with the SEC on January 29, 2026; and

(d) The description of the Common Stock included in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 16, 2024, which updated the description thereof included in Amendment No. 2 to the Company’s Registration Statement on Form 10, filed with the SEC on May 26, 2021, and any other amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or portions thereof “furnished” with the SEC (for example, Items 2.02 and 7.01 of Form 8‑K) shall not be deemed incorporated by reference into this Registration Statement unless there is an express reference to do so.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors or officers to corporations or their stockholders for monetary damages for certain breaches of  fiduciary duties as directors or officers, subject to certain exceptions. The Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) provides for the limitation of liability with respect to the Company’s directors to the fullest extent permitted by law.

Section 145 of the DGCL authorizes a corporation to indemnify its directors, officers, employees and agents against certain liabilities (including attorney's fees, judgments, fines and expenses) they may incur in their capacities as such in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, or a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors and officers have a right to indemnification against expenses where they have been successful on the merits or otherwise in defense of such actions. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 also authorizes a corporation to advance expenses incurred in defending such actions, suits or proceedings in advance of their final disposition. Section 145 empowers the corporation to purchase and maintain insurance on behalf of any directors, officers, employees and agents, against any liability asserted against such person and incurred by such person in any such capacity, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

The Certificate of Incorporation includes provisions that indemnify, to the fullest extent allowable under the DGCL, directors and officers for all expense, liability and loss actually and reasonably incurred or suffered for actions taken as a director or officer of the Company, or for serving at the Company’s request as a director, officer, trustee, employee, partner, member or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company, as the case may be. The Certificate of Incorporation also provides that a director’s or officer’s right to indemnification includes the right to be paid, upon request, by the Company the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition, subject to the Company’s receipt of a written undertaking from such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to be indemnified under the Certificate of Incorporation or otherwise. The Company currently maintains a directors’ and officers’ liability insurance policy for its directors and officers, as authorized by the Certificate of Incorporation.

The limitation of liability and indemnification provisions that are included in the Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against the Company’s directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. However, these provisions will not limit or eliminate the Company’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits. See Exhibit Index below, incorporated herein by reference.

Exhibit Index

Exhibit No.		Description

4.1	-	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed July 1, 2021)

4.2	-	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed May 9, 2025)

4.3	-	Second Amended and Restated Bylaws of the Company, effective May 9, 2025 (incorporated by reference to Exhibit 3.3 to the Company’s Form 10-Q filed July 31, 2025)

5	-	Opinion of Weil, Gotshal & Manges LLP (filed herewith)

23.1	-	Consent of PricewaterhouseCoopers LLP (filed herewith)

23.2	-	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5)

24	-	Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference).

99	-	DT Midstream, Inc. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.4 to the Company’s Form 10-12B, filed May 7, 2021)

107	-	Filing Fee Table (filed herewith)

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Detroit, State of Michigan, on February 19, 2026.

DT MIDSTREAM, INC.

By:	/s/ David Slater
	Name:	David Slater
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Jeffrey Jewell, Wendy Ellis, Edward J. Solomon and Ryan Derra, or any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorneys-in-fact and agents, or his or her substitute or substitutes, could lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David Slater	Chief Executive Officer (Principal Executive Officer), Executive Chairman of the Board, and Director	February 19, 2026
David Slater

/s/ Jeffrey Jewell	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 19, 2026
Jeffrey Jewell

/s/ Joseph P. Finland	Chief Accounting Officer (Principal Accounting Officer)	February 19, 2026
Joseph P. Finland

/s/ Angela Archon	Director	February 19, 2026
Angela Archon

/s/ Stephen Baker	Director	February 19, 2026
Stephen Baker

/s/ Elaine Pickle	Director	February 19, 2026
Elaine Pickle

/s/ Robert C. Skaggs, Jr.	Director	February 19, 2026
Robert C. Skaggs, Jr.

/s/ Peter Tumminello	Director	February 19, 2026
Peter Tumminello

/s/ Dwayne Wilson	Director	February 19, 2026
Dwayne Wilson